Exhibit 10.10.1

FIRST AMENDMENT

TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT AND WAIVER

Dated as of February 29, 2008

among

BUILDING MATERIALS HOLDING CORPORATION,

BMC WEST CORPORATION
AND OTHER SUBSIDIARY GUARANTORS,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Joint Lead Arranger, Joint Book Manager Swingline Lender and L/C Issuer,

JPMORGAN CHASE BANK, N.A.,
as Documentation Agent

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

J.P. MORGAN SECURITIES INC.,
Joint Lead Arranger and Joint Book Manager

FIRST AMENDMENT
TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT AND WAIVER

This FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT AND WAIVER (this “Amendment”) dated as of February 29, 2008, by and among (i) BUILDING MATERIALS HOLDING CORPORATION, a Delaware corporation (“Holdings”), as borrower, (ii) BMC WEST CORPORATION, a Delaware corporation (the “Company”), and certain other affiliates of Holdings, as guarantors, (iii) the Lenders party to the Credit Agreement referenced below, (iv) JPMORGAN CHASE BANK, N.A., as Documentation Agent, and (v)  WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as L/C Issuer, Swingline Lender, Joint Lead Arranger, Joint Book Manager and Administrative Agent.

A. WHEREAS, Holdings, the Company and the other Guarantors, the Lenders and the Administrative Agent are parties to a Second Amended and Restated Credit Agreement dated as of November 10, 2006 (the “Credit Agreement”).

B. WHEREAS, by written notice dated January 28, 2008 (the “Notice Letter”), Holdings notified the Administrative Agent of certain potential Defaults under the Credit Agreement as more specifically described in such Notice Letter (such potential Defaults specified in the Notice Letter, the “Specified Defaults”).

C. WHEREAS, in light of the Specified Defaults, Holdings has requested that the Majority Lenders agree to certain amendments to the Credit Agreement.

D. WHEREAS, the Majority Lenders have agreed to such request, subject to the terms and conditions hereof.

Accordingly, the parties hereto agree as follows:

SECTION 1 Definitions; Interpretation.

(a) Terms Defined in Credit Agreement. All capitalized terms used in this Amendment (including in the preamble and recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

(b) Interpretation. The rules of interpretation set forth in Section 1.02 of the Credit Agreement shall be applicable to this Amendment and are incorporated herein by this reference.

SECTION 2 Amendments to the Credit Agreement; Waiver of Specified Defaults.

(a) Amendments. The Credit Agreement shall be amended as follows, effective as of the date of satisfaction of the conditions set forth in Section 3 of this Amendment:

(i)	Section 1.01 of the Credit Agreement (captioned “Certain Defined Terms”) shall be amended as follows:

(A)
The following defined terms shall be deleted in their entirety: “Additional Lenders”, “Additional Revolving Commitment”, “Additional Term B Commitment”, “Additional Term B Loan”, “EBITA”, “Funded Debt”, “Other Permitted Acquisition”, “Permitted Acquisition”, “Permitted Equity Offering”, “Subsequent Effective Date”, “Total EBITDA Ratio”, “Total Funded Debt”.

(B)	A new defined term “Account” shall be inserted in alphabetical order as follows:

“Account” means any account receivable or other right of payment of Holdings or any Guarantor for goods sold or leased or for services rendered in the ordinary course of business which is not evidenced by an instrument or chattel paper, whether or not it has been earned by performance, that would be properly reflected as billed receivables on a consolidated balance sheet of Holdings and its Subsidiaries prepared in accordance with GAAP.

(C)	The defined term “Aggregate Revolving Commitment” shall be amended and restated in its entirety as follows:

“Aggregate Revolving Commitment” means the combined Revolving Commitments of the Revolving Lenders, which combined Revolving Commitments shall not exceed $200,000,000 as of the First Amendment Effective Date, which amount includes both the L/C Commitment and the Swingline Commitment.

(D)	The defined term “Applicable Fee Amount” shall be amended and restated in its entirety as follows:

“Applicable Fee Amount” means, with respect to the Commitment Fees, 0.500%, and, with respect to the Standby Letter of Credit fees payable hereunder, 4.50%.

(E)	The defined term “Applicable Margin” shall be amended and restated in its entirety as follows:

“Applicable Margin” means, with respect to Base Rate Loans, 2.50%, and, with respect to Offshore Rate Loans, 4.50%.

(F)	A new defined term “Borrowing Base” shall be inserted in alphabetical order as follows:

“Borrowing Base” means, as of any date of determination, an amount equal to the least of (a) the combined Revolving Commitments of the Revolving Lenders, (b) 50% multiplied by (i) the Dollar value of the Accounts measured at the end of the most recently completed fiscal month minus (ii) the Surety Bond Reserve and (c) $100,000,000. If there at any time exist any matters, events, conditions or contingencies which the Administrative Agent or the Majority Revolving Lenders reasonably believe may cause any portion of the Accounts to be unpaid, the Administrative Agent or the Majority Revolving Lenders, in their sole discretion, may exclude all or any portion of such Accounts from the Borrowing Base.

(G)	A new defined term “Borrowing Base Certificate” shall be inserted in alphabetical order as follows:

“Borrowing Base Certificate” means a certificate, in substantially the form of Exhibit K, by which Holdings certifies calculation of the Borrowing Base.

(H)	A new defined term “Capital Expenditures” shall be inserted in alphabetical order as follows:

“Capital Expenditures” means, for any period, the aggregate of all expenditures of Holdings and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of Holdings and its Subsidiaries.

(I)	The defined term “Collateral Documents” shall be amended and restated in its entirety as follows:

“Collateral Documents” mean, collectively, (i) the Security Agreement, the Intellectual Property Security Agreements, the Mortgages and all other mortgages, deeds of trust, security agreements, patent and trademark assignments, lease assignments, control agreements and other similar agreements between Holdings or any Guarantor and the Lenders, or the Administrative Agent for the benefit of the Lenders and the other Secured Parties (as defined in the Security Agreement), now or hereafter delivered to the Lenders or the Administrative Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the Uniform Commercial Code or comparable law) against Holdings or any Guarantor as debtor in favor of the Lenders, or the Administrative Agent for the benefit of the Lenders and the other Secured Parties (as defined in the Security Agreement), as secured party, and (ii) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

(J)	The defined term “Commitment” shall be amended and restated in its entirety as follows:

“Commitment” means, as to each Lender, the sum of its Revolving Commitment and Term B Commitment.

(K)	The defined term “EBITDA” shall be amended and restated in its entirety as follows:

“EBITDA” means, for any period, for Holdings and its Subsidiaries, the sum of Consolidated Net Income of Holdings and its Subsidiaries for such period (exclusive of extraordinary gains and losses and exclusive of earnings from Minority Investments but including earnings from Wholly-Owned Subsidiaries and Non-Wholly-Owned Subsidiaries (but in the case of Non-Wholly-Owned Subsidiaries, only to the extent of the ratable portion of ownership by Holdings or any Wholly-Owned Subsidiaries of Holdings in such Non-Wholly-Owned Subsidiaries)) plus (to the extent deducted in determining Consolidated Net Income) (i) Interest Expense for such period, (ii) income tax expense for such period, (iii) depreciation expense, amortization expense and other non-cash expenses (including non-cash share-based compensation costs) for such period and (iv) cash distributions in respect of Minority Investments, in each case, measured in accordance with GAAP.

(L)	A new defined term “Equity Securities” shall be inserted in alphabetical order as follows:

“Equity Securities” of any Person shall mean (a) all common stock, preferred stock, participations, shares, partnership interests, limited liability company interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

(M)	A new defined term “Fair Market Value” shall be inserted in alphabetical order as follows:

“Fair Market Value” means, in respect of any asset, the price at which the asset would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of relevant facts.

(N)	A new defined term “First Amendment” shall be inserted in alphabetical order as follows:

“First Amendment” shall mean the First Amendment to Second Amended and Restated Credit Agreement and Waiver dated as of February 29, 2008, among Holdings, the Guarantors, the Lenders and the Administrative Agent.

(O)	A new defined term “First Amendment Effective Date” shall be inserted in alphabetical order as follows:

“First Amendment Effective Date” means the “Effective Date” under and as defined in the First Amendment.

(P)
The defined term “Lender” shall be amended by deleting the following text: “, provided, however, that from and after any Subsequent Effective Date, any Additional Lenders shall also be deemed “Lenders” for all purposes hereunder”.

(Q)	A new defined term “Mortgage” shall be inserted in alphabetical order as follows:

“Mortgage” means any deed of trust, mortgage, assignment of rents or other document, in each case as amended, creating a Lien on real property or any interest in real property owned by Holdings, the Company or any Loan Party.

(R)	A new defined term “Mortgaged Property” shall be inserted in alphabetical order as follows:

“Mortgaged Property” means all real property set forth on Schedule 6.22 hereto, as such schedule may be amended from time to time in accordance with Section 7.15.

(S)	The defined term “Net Proceeds” shall be amended by deleting the third sentence thereof in its entirety.

(T)	A new defined term “Surety Bond Reserve” shall be inserted in alphabetical order as follows:

“Surety Bond Reserve” means, as of any date of determination, a Dollar amount equal to 50% of the principal amount of all Surety Instruments issued for the account of Holdings or any of its Subsidiaries outstanding on such date.

(U)	The defined term “Term B Loan” shall be amended by (1) deleting the comma following the term “Existing Term B Loan” and replacing it with “and”, and (2) deleting the text “and Additional Term B Loan”.

(V)	The defined term “Term B Loan Maturity Date” shall be amended by deleting the date “November 10, 2013” and replacing it with the date “November 10, 2011”.

(ii)	Section 1.03 of the Credit Agreement (captioned “Accounting Principles”) shall be amended by amending and restating Section 1.03(b) as follows:

“(b) References herein to “fiscal year”, “fiscal quarter” and “fiscal month” refer to such fiscal periods of Holdings.”

(iii)	Section 2.01 of the Credit Agreement (captioned “Amounts and Terms of Commitment and Loans”) shall be amended as follows:

(A)	Section 2.01(b) shall be amended by amending and restating the first two sentences of such Section as follows:

“On the terms and subject to the conditions of this Agreement, each Revolving Lender severally agrees to advance to Holdings from time to time during the period beginning on the Effective Date and ending on the Revolving Loan Maturity Date such loans (each such loan, a “Revolving Loan”) in Dollars as Holdings may request under this Section 2.01(b); provided, however, that (i) after giving effect to any Borrowing of Revolving Loans, (A) the Effective Amount of all Revolving Loans and Swingline Loans and the Effective Amount of all L/C Obligations shall not exceed the combined Revolving Commitments of the Revolving Lenders, (B) the Effective Amount of the Revolving Loans of any Revolving Lender plus the participation of such Revolving Lender in the Effective Amount of all L/C Obligations and in the Effective Amount of all Swingline Loans shall not at any time exceed such Revolving Lender’s Revolving Commitment and (C) the Effective Amount of all Revolving Loans, Swingline Loans and L/C Borrowings shall not exceed the Borrowing Base then in effect. Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, Holdings may borrow under this Section 2.01(b), prepay under Section 2.07 and reborrow under this Section 2.01(b).”

(B)	Section 2.01(c) shall be amended and restated in its entirety as follows:

“(c) [Intentionally omitted.]”

(C)	Section 2.01(d) shall be amended and restated in its entirety as follows:

“(d) [Intentionally omitted.]”

(iv)
Section 2.06 of the Credit Agreement (captioned “Swingline Loans”) shall be amended by (A) deleting the Dollar amount “Thirty Million Dollars ($30,000,000)” and replacing it with the Dollar amount “Ten Million Dollars ($10,000,000)” and (B) amending and restating the proviso in the first sentence thereof as follows:

“provided that at no time shall (i) the sum of the Effective Amount of all Swingline Loans plus the Effective Amount of all Revolving Loans plus the Effective Amount of all L/C Obligations exceed the combined Revolving Commitments of the Revolving Lenders, (ii) the Effective Amount of all Swingline Loans exceed the Swingline Commitment and (iii) the Effective Amount of all Revolving Loans, Swingline Loans and L/C Borrowings exceed the Borrowing Base then in effect.”

(v)	Section 2.08 of the Credit Agreement (captioned “Mandatory Prepayments of Loans; Mandatory Commitment Reductions”) shall be amended as follows:

(A)	Section 2.08(a)(iii) shall be amended by deleting the Dollar amount “$50,000,000” in each place where it appears in such Section and replacing it in each instance with the Dollar amount “$1,000,000”.

(B)	Section 2.08(a)(v) shall be amended by (1) deleting the proviso from the first sentence thereof and (2) re-designating such Section as Section 2.08(a)(vii).

(C)	A new Section 2.08(a)(v) and a new Section 2.08(a)(vi) shall be inserted as follows:

“(v) If at any time the Effective Amount of all Revolving Loans and Swingline Loans plus the Effective Amount of all L/C Borrowings exceeds the Borrowing Base then in effect, Holdings shall immediately, and without notice or demand, prepay the outstanding principal amount of the Revolving Loans, Swingline Loans and L/C Borrowings by an amount equal to the applicable excess.”

“(vi) Unless waived by the Majority Lenders in each instance, upon the receipt of Net Issuance Proceeds in respect of the issuance and sale of any Equity Securities by Holdings or any Subsidiary, Holdings shall, within one Business Day of Holdings’ or such Subsidiary’s receipt of the proceeds thereof, prepay the outstanding principal amount of the Term B Loans in an amount equal to 100% of the Net Issuance Proceeds therefrom.”

(D)	Section 2.08(b)(iii) shall be amended deleting the text “Section 2.01(a)(iii) or 2.01(a)(iv)” from the fourth line and replacing it with “Section 2.01(a)(iii), 2.01(a)(iv), 2.01(a)(v) or 2.01(a)(vi)”.

(vi)	Section 2.10 of the Credit Agreement (captioned “Interest”) shall be amended by amending Section 2.10(c) to delete the text “Revolving Loans consisting of” from the seventh line thereof.

(vii)
Section 2.11 of the Credit Agreement (captioned “Fees”) shall be amended by amending Section 2.11(a) to (A) delete the word “and” immediately prior to clause (iv) and replacing it with a comma, and (B) inserting a new clause (v) immediately prior to the parenthetical at the end of such Section as follows: “and (v) that certain letter agreement among Holdings, Wells Fargo and JPMorgan Chase Bank, N.A. dated February 12, 2008”.

(viii)
Section 3.03 of the Credit Agreement (captioned “Risk Participations, Drawings and Reimbursements”) shall be amended by (A) amending Section 3.03(b) to delete the text “Revolving Loans consisting of” from the last line thereof and (B) amending Section 3.03(d) to delete the text “Revolving Loans consisting of” from the sixth line thereof.

(ix)	Section 5.02 of the Credit Agreement (captioned “Conditions to each Subsequent Effective Date”) shall be amended and restated in its entirety as follows:

“5.02 [Intentionally omitted.]”

(x)	Section 6.13 of the Credit Agreement shall be amended by adding a new Section 6.13(c) to the Credit Agreement as follows:

“(c) Each Mortgage, when delivered in accordance with Section 7.15, (i) is effective to grant to the Administrative Agent for the benefit of the Lenders a legal, valid and enforceable deed of trust/mortgage Lien on all the right, title and interest of the mortgagor under such Mortgage in the Mortgaged Property described therein, (ii) was duly recorded in the real property records of the county listed on the schedule to such Mortgage and the mortgage recording fees and taxes in respect thereof were paid and compliance was otherwise had with the formal requirements of state law applicable to the recording of real estate mortgages generally, and (iii) creates a legal, valid, enforceable and perfected first priority Lien on the Mortgaged Property encumbered thereby, subject to no other Liens, except as noted in the title policies in respect thereof delivered to the Administrative Agent pursuant to Section 7.15 and Permitted Liens. In addition, financing statements have been filed in the offices specified in each such Mortgage thereby creating a legal, valid, enforceable and perfected first Lien on all right, title and interest of Holdings or such Subsidiary under such Mortgage in all personal property and fixtures which is covered by such Mortgage, subject to no other Liens, except as noted in the title policies delivered to the Administrative Agent pursuant to Section 7.15 and Permitted Liens.”

(xi)	A new Section 6.22 shall be added to the Credit Agreement as follows:

“6.22 Real Property. Schedule 6.22 contains a complete listing of all real property owned in fee simple by Holdings and each other Loan Party as of the First Amendment Effective Date.”

(xii)
Section 7.01 of the Credit Agreement (captioned “Financial Statements”) shall be amended by (A) deleting the word “and” at the end of Section 7.01(b), (B) re-designating Section 7.01(c) as Section 7.01(d) and (C) inserting a new Section 7.01(c) as follows:

“(c) as soon as available, but not later than thirty (30) days after the end of each fiscal month, (i) a copy of the unaudited consolidated balance sheet of Holdings and its Subsidiaries as of the end of such month and the related consolidated statements of income and cash flows for the period commencing on the first day and ending on the last day of such month, and certified by a Responsible Officer of Holdings as fairly presenting in accordance with GAAP (subject to year-end audit adjustments, quarterly accounting adjustments and the absence of footnotes), the consolidated financial position and the results of operations and cash flows of Holdings and the Subsidiaries, (ii) a management commentary in respect of the financial condition and results of operations of Holdings and its Subsidiaries for such fiscal month for which financial statements have then been delivered in accordance with the preceding clause (i), and (iii) an updated consolidated financial forecast for Holdings and its Subsidiaries for the then current fiscal month and each fiscal month thereafter through November 10, 2011, including forecasted consolidated balance sheets and consolidated statements of income and cash flows of Holdings and its Subsidiaries, which forecast shall (A) state the assumptions used in the preparation thereof, (B) compare Holdings actual financial results for the fiscal month then ended versus the consolidated financial forecast for such fiscal month delivered by Holdings to the Administrative Agent and the Lenders on or about the First Amendment Effective Date, (C) be otherwise in form satisfactory to the Administrative Agent, and (D) be accompanied by a certificate of a Responsible Officer of Holdings certifying that such financial projections represent Holdings’ reasonable good faith estimates and assumptions as to future performance, which Holdings believes to be fair and reasonable as of the time made in light of then current and reasonably foreseeable business conditions (it being understood that forecasts and projections by their nature involve approximations and uncertainties); and”

(xiii)
Section 7.02 of the Credit Agreement (captioned “Certificates; Other Information”) shall be amended by (A) deleting the word “and” at the end of Section 7.02(i), (B) re-designating Section 7.02(j) as Section 7.02(k) and (C) inserting a new Section 7.02(j) as follows:

“(j) not later than 30 days after the end of each fiscal month, a completed Borrowing Base Certificate setting forth the calculation of the Borrowing Base as of the close of business on the last day of such month then most recently ended, certified by a Responsible Officer of Holdings; and”

(xiv)	Section 7.10 of the Credit Agreement (captioned “Inspections of Property and Books and Records”) shall be amended by amending and restating Section 7.10(b) in its entirety as follows:

“(b) Without limiting the generality of Section 7.10(a), as frequently as the Majority Lenders may deem appropriate, each of Holdings and the Company will provide Administrative Agent or its designees access to Holdings’, the Company’s and the Subsidiaries’ records and premises and allow auditors or appraisers to conduct audits and appraisals of Holdings’ and its Subsidiaries’ property, plant, equipment, inventory and accounts, including the Accounts. Holdings shall pay all reasonable fees and expenses of (i) the first such audit and appraisal to be completed after the First Amendment Effective Date and (ii) one such audit and appraisal in any 12-month period thereafter; provided, however, that during the existence of any Event of Default, Holdings shall pay all reasonable fees and expenses of each such audit and appraisal.”

(xv)	Section 7.12 of the Credit Agreement (captioned “Use of Proceeds”) shall be amended and restated in its entirety as follows:

“7.12 Use of Proceeds. Holdings shall, directly or indirectly, use the proceeds of the Loans solely for working capital and other general corporate purposes not in contravention of any Requirement of Law or of any Loan Document.”

(xvi)
Section 7.13 of the Credit Agreement (captioned “Additional Guarantors”) shall be amended by (A) deleting the word “and” at the end of clause (A) of Section 7.13(a)(iii), (B) replacing the period at the end of clause (B) of Section 7.13(a)(iii) with the text “; and” and (C) inserting a new clause (C) at the end of Section 7.13(a)(iii) as follows:

“(C) if requested by the Administrative Agent, within ninety (90) days of such request (or such later date as the Administrative Agent may approve in its discretion), such Mortgages and other documents as may be required to create and perfect a Lien in the interests of such Subsidiary in any real property owned in fee simple by such Subsidiary having a fair market value or book value at the time of the incorporation, creation or acquisition of such Subsidiary of greater than $1,000,000, and such title insurance policies and other documents as the Administrative Agent or the Majority Lenders may reasonably request in connection therewith.”

(xvii)
Section 7.15 of the Credit Agreement (captioned “Further Assurances”) shall be amended by (A) deleting Section 7.15(c), (B) re-designating Section 7.15(b) as Section 7.15(c), and (C) inserting a new Section 7.15(b) as follows:

“(b) (i) Within 120 days following the First Amendment Effective Date (or such later date as the Administrative Agent may approve in its discretion), Holdings shall deliver to the Administrative Agent a Mortgage, in form and substance satisfactory to the Administrative Agent, in respect of the real property listed on Part A of Schedule 6.22, duly executed by the Administrative Agent and the record owner of the real property encumbered thereby (such execution to be duly acknowledged by a notary public) and in proper form for recording in the real estate records of the county in which such real property is located, together with such title insurance policies, insurance endorsements, surveys (if required in the discretion of the Administrative Agent or the Majority Lenders), appraisals, consents, estoppels, subordination agreements and other documents and other instruments as the Administrative Agent or the Majority Lenders shall request. (ii) If at any time after the First Amendment Effective Date, Holdings or any other Loan Party shall become the owner in fee simple of any real property having a fair market value or book value in excess of $1,000,000, then Holdings shall promptly, and in any event within ninety (90) days following the acquisition of such real property (or such later date as the Administrative Agent may approve in its discretion), deliver to the Administrative Agent a Mortgage, in form and substance satisfactory to the Administrative Agent, in respect of such real property, duly executed by the Administrative Agent and the record owner of the real property encumbered thereby (such execution to be duly acknowledged by a notary public) and in proper form for recording in the real estate records of the county in which such real property is located, together with such title insurance policies, insurance endorsements, surveys (if required in the discretion of the Administrative Agent or the Majority Lenders), appraisals, consents, estoppels, subordination agreements and other documents and other instruments as the Administrative Agent or the Majority Lenders shall request. Schedule 6.22 shall be deemed amended to include as Mortgaged Property all real property as to which a Mortgage is delivered to the Administrative Agent as provided in this Section 7.15(b)(ii).”

(xviii)	A new Section 7.17 shall be added to the Credit Agreement as follows:

“7.17 Appraisals. Holdings shall deliver, not later than 120 days following the First Amendment Effective Date (or such later date as the Administrative Agent may approve in its discretion), appraisals, in form and substance satisfactory to the Administrative Agent and the Majority Lenders, of each of the Mortgaged Properties having a fair market value or book value in excess of $2,000,000.”

(xix)	Section 8.01 of the Credit Agreement (captioned “Limitation on Liens”) shall be amended as follows:

(A)	Section 8.01(a)(i) shall be amended and restated in its entirety as follows:

“(i) any Lien existing on the First Amendment Effective Date set forth in Schedule 8.01, provided that (a) such Lien (including any Lien securing Permitted Refinancing Indebtedness) shall not attach to any property or asset of Holdings or any Subsidiary other than the property or asset originally so encumbered on the First Amendment Effective Date and (b) such Lien shall secure only those obligations that it secures on the First Amendment Effective Date and Permitted Refinancing Indebtedness in respect thereof;”

(B)	Section 8.01(a)(xiv) shall be amended and restated in its entirety as follows:

“(xiv) [Intentionally omitted.]”

(xx)	Section 8.02 of the Credit Agreement (captioned “Disposition of Assets”) shall be amended as follows:

(A)	Section 8.02(f) shall be amended and restated in its entirety as follows:

“(f) [Intentionally omitted.]”

(B)	Section 8.02(h) shall be amended and restated in its entirety as follows:

“(h) dispositions not otherwise permitted hereunder which are made for Fair Market Value (as determined in good faith by Holdings); provided that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) 100% of the aggregate purchase price for such disposition shall be paid in cash, (iii) no disposition by Holdings of any of its equity interest in the Company or SelectBuild Construction, Inc. shall be permitted hereunder, and (iv) the Net Proceeds of such disposition shall be applied in accordance with Section 2.08(a)(iii).”

(xxi)	Section 8.03 of the Credit Agreement (captioned “Consolidation and Mergers”) shall be amended by amending and restating Section 8.03(d) as follows:

“(d) [Intentionally omitted.]”

(xxii)	Section 8.04 of the Credit Agreement (captioned “Loans and Investments”) shall be amended as follows:

(A)	Section 8.04(c) shall be amended and restated in its entirety as follows:

“(c) (i) Investments by Holdings and its Subsidiaries in the equity interests of their respective Subsidiaries outstanding on the First Amendment Effective Date, (ii) additional Investments by Holdings and its Subsidiaries that are Loan Parties in other Loan Parties (other than Holdings) and (iii) additional Investments by Subsidiaries of Holdings that are not Loan Parties in other Subsidiaries that are not Loan Parties;”

(B)	Section 8.04(d) shall be amended and restated in its entirety as follows:

“(d) Loans, advances and other extensions of credit by Holdings or any Loan Party to any Subsidiary that is not a Loan Party outstanding on the First Amendment Effective Date and set forth on Schedule 8.04(d);”

(C)	Section 8.04(e) shall be amended and restated in its entirety as follows:

“(e) (i) Investments constituting Minority Investments existing on the First Amendment Effective Date set forth on Schedule 8.04(e)(i), and (ii) Investments in respect of exercised Put Obligations existing on the First Amendment Effective Date and set forth on Schedule 8.04(e)(ii);”

(D)	Section 8.04(g) shall be amended and restated in its entirety as follows:

“(g) Officer, shareholder, director and employee loans and guarantees in accordance with applicable law and with Holdings’ and its Subsidiaries’ usual and customary practices with respect thereto in an aggregate amount not exceeding $1,000,000 at any time outstanding;”

(xxiii)	Section 8.05 of the Credit Agreement (captioned “Limitation on Indebtedness”) shall be amended as follows:

(A)	Section 8.05(c) shall be amended and restated in its entirety as follows:

“(c) Indebtedness existing on the First Amendment Effective Date set forth on Schedule 8.05 and any Permitted Refinancing Indebtedness in respect thereof;”

(B)	Section 8.05(d) shall be amended and restated in its entirety as follows:

“(d) (i) Indebtedness secured by Liens permitted by clauses (ix), (x) and (xi) of Section 8.01(a) outstanding on the First Amendment Effective Date and set forth on Schedule 8.05(d), together with Permitted Refinancing Indebtedness in respect thereof; and (ii) Indebtedness incurred after the First Amendment Effective Date secured by Liens permitted by clauses (x) or (xi) of Section 8.01(a) in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;”

(C)	Section 8.05(i) shall be amended and restated in its entirety as follows:

“(i) [Intentionally omitted.]”

(D)	The last paragraph of Section 8.05 shall be amended and restated in its entirety as follows:

“Notwithstanding anything to the contrary in this Section 8.05, the Indebtedness of all Subsidiaries that are not Guarantors which is otherwise permitted under this Section 8.05 shall be limited to (i) such Indebtedness outstanding on the First Amendment Effective Date and set forth on Schedule 8.05A and (ii) any Indebtedness of such Subsidiaries at any time outstanding under Section 8.05(f) or 8.05(d)(ii).”

(xxiv)	Section 8.08 of the Credit Agreement (captioned “Contingent Obligations”) shall be amended as follows:

(A)	Section 8.08(e) shall be amended and restated in its entirety as follows:

“(e) Contingent Obligations of Holdings and its Subsidiaries existing as of the First Amendment Effective Date and set forth on Schedule 8.08;”

(B)	Section 8.08(f) shall be amended and restated in its entirety as follows:

“(f) Contingent Obligations with respect to Surety Instruments incurred in the ordinary course of business and not exceeding at any time $85,000,000 in aggregate principal amount in respect of Holdings and its Subsidiaries together;”

(C)	Section 8.08(g) shall be amended and restated in its entirety as follows:

“(g) Contingent Obligations of Holdings with respect to Stock Price Guaranties existing on the First Amendment Effective Date set forth on Schedule 8.08(g);”

(D)	Section 8.08(h) shall be amended and restated in its entirety as follows:

“(h) Contingent Obligations of Holdings and its Subsidiaries in respect of any Put Obligations existing on the First Amendment Effective Date set forth on Schedule 8.04(e)(ii);”

(xxv)	Section 8.10 of the Credit Agreement (captioned “Lease Obligations”) shall be amended and restated in its entirety as follows:

“8.10 Lease Obligations. Holdings shall not, and shall not suffer or permit any Subsidiary to, create or suffer to exist any obligations for the payment of rent for any property under any Operating Lease which exceed an aggregate amount of $35,000,000 for all Operating Leases in any fiscal year.”

(xxvi)	Section 8.11 of the Credit Agreement (captioned “Restricted Payments”) shall be amended and restated in its entirety as follows:

“8.11 Restricted Payments. Holdings shall not, and shall not suffer or permit any Subsidiary to, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock or other equity interests (other than dividends or other distributions by a Subsidiary to Holdings or to a Subsidiary that is a Loan Party), or purchase, redeem or otherwise acquire for value any shares of its capital stock or other equity interests or any warrants, rights or options to acquire such shares or other equity interests, now or hereafter outstanding (collectively, “Restricted Payments”); except that Holdings may:

(a) declare and make dividend payments or other distributions payable solely in its common stock;

(b) subject to Section 2.08(a)(vi), purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock;

(c) allow any Non-Wholly Owned Subsidiary to make distributions to its owners (on a pro rata basis); and

(d) purchase shares of Holdings’ common stock either (1) for deposit into the 401(k) trust fund on behalf of Holdings’ employees by using funds obtained through employee payroll deductions of such employees, or (2) to the extent necessary to provide discounts to employees in connection with Holdings’ Employee Stock Purchase Plan.”

(xxvii)
Section 8.14 of the Credit Agreement (captioned “Sales and Leasebacks”) shall be amended by deleting the Dollar amount “$50,000,000” in the last line and replacing it with the Dollar amount “$10,000,000”.

(xxviii)	Section 8.19 of the Credit Agreement (captioned “Financial Covenants”) shall be amended and restated in its entirety as follows:

“8.19 Financial Covenants.

(a) Holdings shall not permit its Consolidated Net Worth as of the last day of any fiscal quarter to be less than (i) $200,000,000, plus (ii) 50% of Consolidated Net Income for each fiscal quarter (without giving effect to any net loss for any such period) ending after the First Amendment Effective Date plus (iii) 50% of all Net Issuance Proceeds for all issuances of equity by Holdings and its Subsidiaries completed in any fiscal quarter ending after the First Amendment Effective Date.

(b) Holdings shall not permit, as at the end of any fiscal quarter, measured on a consolidated basis for Holdings and its Subsidiaries for the period of four fiscal quarters ended on such date, the ratio of (i) EBITDA to (ii) Interest Expense to be less than the following amounts for the respective periods set forth below:

Period	Interest Coverage Ratio
December 31, 2008	1.00:1.00
January 1, 2009 through and including March 31, 2009	1.25:1.00
April 1, 2009 through June 30, 2009	1.75:1.00
July 1, 2009 and thererafter	2.50:1:00

(c) Holdings shall not permit, as at the end of any fiscal quarter, EBITDA, measured on a consolidated basis for Holdings and its Subsidiaries for the respective periods set forth below, to be less than the following amounts for the respective periods set forth below:

Period	Minimum EBITDA
Quarter ending March 31, 2008	($8,000,000)
Quarter ending June 30, 2008	$11,000,000
Quarter ending September 30, 2008	$21,000,000
Quarter ending December 31, 2008	$8,000,000
Four consecutive quarters ending March 31, 2009	$51,000,000
Four consecutive quarters ending June 30, 2009	$67,000,000
Four consecutive quarters ending September 30, 2009	$83,000,000
Four consecutive quarters ending December 31, 2009	$98,000,000
Four consecutive quarters ending March 31, 2010	$100,000,000
Four consecutive quarters ending June 30, 2010	$105,000,000
Four consecutive quarters ending September 30, 2010	$110,000,000
Four consecutive quarters ending December 31, 2010	$115,000,000
Four consecutive quarters ending March 31, 2011	$120,000,000
Four consecutive quarters ending June 30, 2011 and ending the last day of each quarter thereafter	$125,000,000”

(xxix)	A new Section 8.21 shall be added to the Credit Agreement as follows:

“8.21 Capital Expenditures. Holdings shall not, and shall not permit any of its Subsidiaries to, make any Capital Expenditures in excess of, on a consolidated basis, in any fiscal year the following amounts for the respective periods set forth below:

Period	CapEx Limit
Fiscal 2008	$25,000,000
Fiscal 2009	$35,000,000
Fiscal 2010	$40,000,000
Fiscal 2011	$45,000,000”

(xxx)
Section 10.09 of the Credit Agreement (captioned “Collateral Matters”) shall be amended by inserting immediately before the period at the end of Section 10.09(c) the following text: “other than the Mortgaged Properties described in the Mortgages”.

(xxxi)	Section 11.08 of the Credit Agreement (captioned “Set off”) shall be amended by inserting immediately after the period at the end of such Section the following additional text:

“NOTWITHSTANDING THE FOREGOING, NO LENDER SHALL EXERCISE, OR ATTEMPT TO EXERCISE, ANY RIGHT OF SET-OFF, BANKER’S LIEN, OR THE LIKE, AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF HOLDINGS OR ANY SUBSIDIARY OF HOLDINGS HELD OR MAINTAINED BY THE LENDER WITHOUT THE PRIOR WRITTEN CONSENT OF THE ADMINISTRATIVE AGENT.”

(xxxii)	Schedules 8.01, 8.05 and 8.08 shall be amended and restated in the form of Schedules 8.01, 8.05 and 8.08 attached hereto.

(xxxiii)
New Schedules 6.22, 8.04(d), 8.04(e)(i), 8.04(e)(ii), 8.05(d), 8.05A, and 8.08(g) shall be added to the Credit Agreement in the form of Schedules 6.22, 8.04(d), 8.04(e)(i), 8.04(e)(ii), 8.05(d), 8.05A, and 8.08(g) attached hereto.

(xxxiv)	A new Exhibit K shall be added to the Credit Agreement in the form of Exhibit K attached hereto.

(xxxv)	Annex I to the Credit Agreement (captioned “Pricing Grid”) shall be deleted in its entirety.

(b) Waiver of Specified Defaults. Subject to the terms and conditions of this Amendment, the Majority Lenders hereby waive (i) the Specified Defaults and (ii) the Event of Default existing as of immediately prior to the Effective Date resulting from Holdings’ violation of Section 8.08(f) of the Credit Agreement, such waivers to be effective upon the Effective Date.

(c) References Within Credit Agreement. Each reference in the Credit Agreement to “this Agreement” and the words “hereof,” “herein,” “hereunder,” or words of like import, shall mean and be a reference to the Credit Agreement as amended by this Amendment.

SECTION 3 Conditions of Effectiveness. The effectiveness of Section 2 of this Amendment shall be subject to the satisfaction of each of the following conditions precedent (the date on which such conditions are satisfied, the “Effective Date”):

(a) Execution. The Administrative Agent shall have received (i) from Holdings, the Company and each other Guarantor a duly executed original of this Amendment (or, if elected by the Administrative Agent, a facsimile or PDF copy of such executed Amendment) and (ii) from the Majority Lenders duly executed original written consents to this Amendment (or, if elected by the Administrative Agent, facsimile or PDF copies of such executed consents) authorizing the Administrative Agent to execute and deliver this Amendment on the Majority Lenders’ behalf.

(b) Certain Collateral Documents. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent and the Majority Lenders:

(i)
the results, dated as of a recent date prior to the Effective Date, of searches conducted in the UCC filing records in each of the governmental offices in each jurisdiction in which any Loan Party is organized confirming that the Liens on the Collateral granted to the Administrative Agent on behalf of the Lenders and the other Secured Parties (as defined in the Security Agreement) are subject to no Liens other than Permitted Liens;

(ii)
if requested by the Administrative Agent, a control agreement for each bank at which any Loan Party maintains a deposit account, each appropriately completed, duly executed by such Loan Party, the Administrative Agent and the depositary bank to which addressed;

(iii)
appropriate documents for filing with the United States Patent and Trademark Office and United States Copyright Office and all other filings necessary to perfect the security interests in the Intellectual Property Collateral (as defined in the Security Agreement) granted to the Administrative Agent under the Collateral Documents, all appropriately completed and duly executed by each Loan Party and, where appropriate, notarized;

(iv)
to the extent not previously delivered pursuant to the Credit Agreement, all certificates and instruments representing the Pledged Collateral, together with stock powers or other appropriate instruments of transfer executed in blank with signatures guaranteed, as the Administrative Agent may specify; and

(v)
such other documents, instruments and agreements as the Administrative Agent may reasonably request to establish and perfect the Liens granted to the Administrative Agent or any Lender under the Collateral Documents.

(c) Insurance Policies. Evidence that the Administrative Agent has been named as loss payee under all policies of casualty insurance under a Form 438BFU or other standard lender’s loss payable endorsement and as additional insured under all policies of liability insurance required in accordance with Section 7.06 of the Credit Agreement and the Collateral Documents, together with a certificate of insurance as to all insurance coverage on the properties of Holdings and its Subsidiaries.

(d) Legal Opinion. The Administrative Agent shall have received an opinion of Gibson, Dunn & Crutcher LLP, counsel to Holdings, dated the Effective Date, addressed to the Administrative Agent and the Lenders, covering such legal matters concerning Holdings, the Guarantors, this Amendment and the Loan Documents as the Administrative Agent or any Lender may reasonably request.

(e) Financial Statements. The Administrative Agent shall have received (i) a copy of the unaudited consolidated balance sheet of Holdings and its Subsidiaries as at December 31, 2007, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal year then ended, certified by a Responsible Officer of Holdings as being complete and accurate in all material respects and fairly presenting, in accordance with GAAP (subject to year-end audit adjustments and the absence of footnotes), the consolidated financial position and the results of operations and cash flows of Holdings and the Subsidiaries, and (ii) such other financial information as the Administrative Agent or any Lender may reasonably request.

(f) Borrowing Base Certificate. The Administrative Agent shall have received a completed Borrowing Base Certificate calculating the Borrowing Base as of the close of business on January 31, 2008, certified by a Responsible Officer of Holdings.

(g) Supplement to Security Agreement. The Administrative Agent shall have received a supplement to the Security Agreement duly executed by the parties thereto attaching updated Schedules to the Security Agreement as of the Effective Date.

(h) Officer’s Certificate. The Administrative Agent shall have received a certificate of the chief executive officer or chief financial officer of Holdings, addressed to the Administrative Agent and the Lenders and dated the Effective Date, certifying that:

(i)
The representations and warranties set forth in Article VI of the Credit Agreement and in the other Loan Documents are true and correct in all material respects as of such date (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date); provided, however, that the foregoing qualifying provision “in all material respects” shall not be applicable to any representations and warranties which are already subject to the same or similar qualifications;

(ii)	After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing as of such date; and

(iii)	After giving effect to this Amendment, no event or circumstance has occurred since December 31, 2005, that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(i) Good Standing Certificates. The Administrative Agent shall have received a good standing certificate, as of a date reasonably prior to the Effective Date as is determined by the Administrative Agent in good faith, for each Loan Party from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation or formation.

(j) Secretary’s Certificate. The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary of each Loan Party, dated as of the Effective Date, certifying:

(i)
that attached thereto are the Organizational Documents of each Loan Party as in effect on the Effective Date, certified by the Secretary or Assistant Secretary of such Person as of the Effective Date, or a certification by such Secretary or Assistant Secretary that the Organization Documents of such Loan Party delivered to the Administrative Agent on the “Effective Date” of the Credit Agreement on November 10, 2006 or, if later, on the Additional Guarantor Accession Date on which any Subsidiary became a Guarantor are in full force and effect and have not been amended, supplemented or modified;

(ii)
that attached thereto are true and correct copies of the resolutions of the board of directors of such Loan Party (or other similar enabling action of each Loan Party that is not a corporation) authorizing the transactions contemplated hereby, and that such resolutions are in full force and effect and have not been amended, supplemented or modified; and

(iii)
the names, titles and true signatures of the officers of such Loan Party authorized to execute, deliver and perform, as applicable, this Amendment and all other Loan Documents to be delivered by it hereunder.

(k) Fees and Expenses. Holdings shall have paid (i) all fees due and payable on the Effective Date under that certain letter agreement dated February 12, 2008, by and among Holdings, Wells Fargo and JPMorgan Chase Bank, N.A. and (ii) all invoiced costs and expenses then due in accordance with Section 8(e) below.

(l) Material Adverse Effect. On and as of the Effective Date, after giving effect to this Amendment, no event or circumstance shall have occurred since December 31, 2005, that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(m) Representations and Warranties; No Default. On the Effective Date, after giving effect to this Amendment:

(i)
the representations and warranties contained in Section 5 hereof shall be true and correct in all material respects as of such date (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date); provided, however, that the foregoing qualifying provision “in all material respects” shall not be applicable to any representations and warranties which are already subject to the same or similar qualifications; and

(ii)	no Default or Event of Default shall have occurred and be continuing.

(n) Additional Documents. The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, such additional approvals, documents, evidence of insurance, collateral access agreements and other information as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

SECTION 4 Reduction of Revolving Commitments. On the Effective Date, the Aggregate Revolving Commitment shall be reduced from $500,000,000 to $200,000,000, and the Revolving Commitments of the Revolving Lenders shall be reduced pro rata according to their respective Revolving Proportionate Shares. All accrued Commitment Fees to, but not including, the Effective Date shall be paid on the Effective Date to the Administrative Agent for the account of the Revolving Lenders.

SECTION 5 Representations and Warranties. To induce the Lenders to enter into this Amendment, Holdings, the Company and each other Loan Party hereby represents and warrants to the Administrative Agent and the Lenders that all representations and warranties made by each such Person in Article VI of the Credit Agreement and in the other Loan Documents are true and correct on and as of the date hereof, after giving effect to this Amendment.  For the purposes of this Section 5, (i) each reference in Article VI of the Credit Agreement to “this Agreement,” and the words “hereof,” “herein,” “hereunder,” or words of like import in such Article, shall mean and be a reference to the Credit Agreement as amended by this Amendment, and each reference in such Article to “the Loan Documents” shall mean and be a reference to the Loan Documents as amended as contemplated hereby, (ii) Section 6.11 of the Credit Agreement shall be deemed instead to refer to the last day of the most recent fiscal quarter and fiscal year for which financial statements have then been delivered, and (iii) any representations and warranties which relate solely to an earlier date shall not be deemed confirmed and restated as of the date hereof (provided that such representations and warranties shall be true and correct as of such earlier date).

SECTION 6 Reaffirmation of Liens and Guarantees.

(a) Each Loan Party hereby reaffirms that the Liens granted to the Administrative Agent, for itself and on behalf of and for the ratable benefit of the other Secured Parties, under the Security Agreement and the other Collateral Documents remain in full force and effect and constitute, and shall constitute on and after the Effective Date, valid and perfected Liens on the Collateral (subject only to Permitted Liens) to secure the Secured Obligations. As used herein, “Secured Parties” and “Secured Obligations” shall have the meanings given to such terms in the Security Agreement, and, for the avoidance of doubt, the term “Secured Obligations” as used in this Amendment, the Credit Agreement as amended hereby and the other Loan Documents includes, without limitation, all Secured Obligations arising under or in connection with this Amendment and the Credit Agreement as amended by this Amendment.

(b) Each of the undersigned Guarantors, in its capacity as a Guarantor, does hereby consent to this Amendment and to the documents and agreements referred to herein, and nothing herein shall in any way limit any of the terms or provisions of the Guaranty of such Guarantor or the Collateral Documents executed by such Guarantor or any other Loan Document executed by such Guarantor (as the same may be amended from time to time), all of which are hereby ratified and affirmed in all respects.

SECTION 7 Release.

(a) Holdings and each other Loan Party hereby absolutely and unconditionally waives, releases, remises and forever discharges the Administrative Agent and the Lenders, and any and all of their respective participants, members, related funds, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing (each a “Released Party”), from any and all claims, suits, investigations, proceedings, demands, obligations, liabilities, damages, losses, costs, expenses, or causes of action of any kind, nature or description, whether based in law, equity, contract, tort, implied or express warranty, strict liability, criminal or civil statute, common law, or under any state or federal law or otherwise, of any kind or character, known or unknown, past or present, liquidated or unliquidated, suspected or unsuspected, matured or unmatured, known or unknown, in each case, which Holdings or such other Loan Party has had, now has, or has made claim to have against any such Released Party for or by reason of any act, omission, matter, cause or thing whatsoever which relates, directly or indirectly to the Credit Agreement or any other Loan Document, provided, however, that the foregoing shall not effect or otherwise constitute a release of any duties or obligations set forth in this Amendment, the Credit Agreement or the other Loan Documents. It is the intention of Holdings and each other Loan Party in providing this release that the same shall be effective as a bar to each and every claim, demand and cause of action specified, and in furtherance of this intention it waives and relinquishes all rights and benefits under Section 1542 of the Civil Code of the State of California (or any comparable provision of any other applicable law), which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Holdings and each other Loan Party acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agrees that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts. Holdings and each other Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(b) Holdings and each other Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Released Party above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any claim released, remised and discharged by such Person pursuant to the above release. Holdings and each other Loan Party further agrees that it shall not dispute the validity or enforceability of the Credit Agreement or any of the other Loan Documents or any of its obligations thereunder, or the validity, priority, enforceability or the extent of Administrative Agent’s Lien on any item of Collateral under the Credit Agreement or the other Loan Documents. If Holdings or any other Loan Party or any of its successors, assigns or other legal representations violates the foregoing covenant, such Person, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all reasonable attorneys’ fees and costs incurred by such Released Party as a result of such violation.

SECTION 8 Miscellaneous.

(a) Notice. The Administrative Agent shall notify Holdings, the Company and the Lenders of the occurrence of the Effective Date and promptly thereafter distribute to Holdings, the Company and the Lenders copies of all documents delivered under Section 3 of this Amendment.

(b) Certain Consents. For purposes of determining compliance with the conditions specified in Section 3 above, each Lender that has executed this Amendment shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter either sent, or made available for inspection, by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or reasonably satisfactory to such Lender.

(c) Credit Agreement Otherwise Not Affected. Except as expressly amended or waived as set forth in Section 2 above, and after giving effect to the reduction of the Revolving Commitments as set forth in Section 4 above, the Credit Agreement and the other Loan Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed in all respects. The Lenders’ and the Administrative Agent’s execution and delivery of, or acceptance of, this Amendment and any other documents and instruments in connection herewith (collectively, the “Amendment Documents”) shall not be deemed to create a course of dealing or otherwise create any express or implied duty by any of them to provide any other or further amendments, consents or waivers in the future.

(d) No Reliance. Each of Holdings, the Company and each other Guarantor hereby acknowledges and confirms to the Administrative Agent and the Lenders that it is executing this Amendment and the other Amendment Documents on the basis of its own investigation and for its own reasons without reliance upon any agreement, representation, understanding or communication by or on behalf of any other Person.

(e) Costs and Expenses. Holdings agrees to pay to the Administrative Agent on demand the reasonable out-of-pocket costs and expenses of the Administrative Agent, and the reasonable fees and disbursements of counsel to the Administrative Agent, in connection with the negotiation, preparation, execution and delivery of this Amendment and any other documents to be delivered in connection herewith.

(f) Binding Effect. This Amendment shall be binding upon, inure to the benefit of and be enforceable by Holdings, the Company and each other Guarantor, the Administrative Agent and each Lender and their respective successors and assigns.

(g) Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA.

(h) Complete Agreement; Amendments. This Amendment, together with the other Amendment Documents and the other Loan Documents, contains the entire and exclusive agreement of the parties hereto and thereto with reference to the matters discussed herein and therein. This Amendment supersedes all prior commitments, drafts, communications, discussion and understandings, oral or written, with respect thereto. This Amendment may not be modified, amended or otherwise altered except in accordance with the terms of Section 11.01 of the Credit Agreement.

(i) Severability. Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Amendment shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Amendment, or the validity or effectiveness of such provision in any other jurisdiction.

(j) Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

(k) Loan Documents. This Amendment and the other Amendment Documents shall constitute Loan Documents.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, as of the date first above written.

THE BORROWER
BUILDING MATERIALS HOLDING CORPORATION

By
Name:
Title:

THE GUARANTORS

BMC WEST CORPORATION

SELECTBUILD CONSTRUCTION, INC.

SELECTBUILD NORTHERN CALIFORNIA, INC.

SELECTBUILD DISTRIBUTION, INC.

C CONSTRUCTION, INC.

TWF CONSTRUCTION, INC.

H.N.R. FRAMING SYSTEMS INC.

SELECTBUILD, L.P.

SELECTBUILD SOUTHERN CALIFORNIA, INC.

SELECTBUILD NEVADA, INC.

SELECTBUILD ARIZONA, LLC

RIGGS PLUMBING, LLC

SELECTBUILD MID-ATLANTIC, LLC

SELECTBUILD FLORIDA, LLC

SELECTBUILD TRIM, LLC

KBI STUCCO, INC.

KBI WINDOWS, INC.

A-1 BUILDING COMPONENTS, LLC.

By
Name:
Title:

SIGNATURE PAGE 1 TO FIRST AMENDMENT TO SECOND AMENDED AND
RESTATED CREDIT AGREEMENT AND WAIVER

THE ADMINISTRATIVE AGENT
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent
By
Name:
Title:

SIGNATURE PAGE 2 TO FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT AND WAIVER

EXHIBIT K

FORM OF BORROWING BASE CERTIFICATE

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent
201 3rd Street, 8th Floor
San Francisco, CA 94103
Attention: Records Management MAC #A0187-084

Ladies and Gentlemen:

The undersigned Responsible Officer of Holdings, pursuant to Section 7.02(j) of that certain Second Amended and Restated Credit Agreement, dated as of November 10, 2006 (the “Credit Agreement”), by and among (i) BUILDING MATERIALS HOLDING CORPORATION, a Delaware corporation (“Holdings”), as borrower, (ii) BMC WEST CORPORATION, a Delaware corporation (the “Company”), and certain other affiliates of Holdings, as guarantors, (iii) the Lenders party thereto, (iv) JPMORGAN CHASE BANK, N.A., as Documentation Agent, and (v) WELLS FARGO BANK, NATIONAL ASSOCIATION, as L/C Issuer, Swingline Lender, Joint Lead Arranger, Joint Book Manager and Administrative Agent (in such capacity, the “Administrative Agent”), hereby certifies, solely in such capacity, to the Administrative Agent that (1) the information attached hereto as Exhibit A is true and correct as of the effective date of the calculation set forth thereon and (2) no Event of Default has occurred and is continuing on such date.

All initially capitalized terms used in this Borrowing Base Certificate have the meanings set forth in the Credit Agreement unless specifically defined herein.

BUILDING MATERIALS HOLDING CORPORATION

By: ______________________________
Name: ___________________________
Title: _____________________________

EXHIBIT A
BORROWING BASE CALCULATION
(BUILDING MATERIALS HOLDING CORPORATION)

Effective Date of Calculation: ____________________
Borrowing Base Calculation
1. Combined Revolving Commitments of the Revolving Lenders		$200,000,000
2. Dollar value of the Accounts measured at the end of the most recently completed fiscal month	$	_________
3. Surety bonds outstanding at the end of the most recently completed fiscal month	$	_________
4. Surety Bond Reserve (Item 3 times 50%)	$	_________
5. Item 2 minus Item 4	$	_________
6. Item 5 times 50%	$	_________
7. Maximum Borrowing Base		$100,000,000
8. Actual Borrowing Base (Lowest amount among Items 1, 6, and 7)			$	_________
9. Amount of Revolving and Swingline Loans at the end of the most recently completed fiscal month	$	_________
10. Borrowing availability at the end of the most recently completed fiscal month (Item 8 minus Item 9)			$	_________

SCHEDULE 6.22
Mortgaged Properties

SCHEDULE 8.01
Existing Liens

SCHEDULE 8.04(d)
Existing Loans to Non-Wholly Owned Subsidiaries

SCHEDULE 8.04(e)(i)
Minority Investments

SCHEDULE 8.04(e)(ii)
Put Obligations

SCHEDULE 8.05
Existing Indebtedness

SCHEDULE 8.05(d)
Purchase Money Indebtedness

SCHEDULE 8.05A
Indebtedness of Non-Wholly Owned Subsidiaries

SCHEDULE 8.08
Existing Contingent Obligations

SCHEDULE 8.08(g)
Stock Price Guaranties